UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2014

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35612 (Commission File Number)	80-0763623 (I.R.S. Employer Identification No.)

	1250 W. Washington Street, Suite 300 Tempe, Arizona (Address of principal executive offices)	85281 (Zip Code)

Registrant’s telephone number, including area code: (602) 302-5450

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Bonus Program

On December 2, 2014, the board of directors (the “Board”) of Northern Tier Energy GP LLC (the “General Partner”), the general partner of Northern Tier Energy LP (the “Partnership”), approved a cash bonus program for certain employees of the Partnership and its subsidiaries, including the General Partner’s executive officers. A summary of the material terms of the Northern Tier 2015 Performance Bonus Program (the “Bonus Program”) is included below but is qualified in its entirety by reference to the full text of the Bonus Program, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The Bonus Program will generally be administered by the compensation committee of the Board (the “Committee”), except that the Board will be responsible for approving any amounts to be paid out to executive officers. Under the Bonus Program, participants are assigned a Target payout and, assuming a Threshold EBITDA is achieved, may receive payout above or below such Target, depending on the Partnership’s performance over the Performance Period (defined as the quarter ended September 30, 2015, and the three immediately preceding quarters). Performance under the Bonus Program is measured by operational performance metrics (including safety, process safety and environmental measures) compared to the prior year period, and financial performance metrics (including operating income, return on capital employed and return on asset measures) compared to a peer group consisting of Alon USA Partners LP; Delek US Holdings, Inc.; Western Refining, Inc.; PBF Energy Inc.; HollyFrontier Corp.; Marathon Petroleum Corporation; Tesoro Corp.; and Valero Energy Corp.

The Board approved Targets under the Bonus Program of $900,000; $412,000; $302,000 and $289,000 for each of Mr. David Lamp, President and Chief Executive Officer; Mr. David Bonczek, Executive Vice President and Chief Financial Officer; Ms. Melissa Buhrig, Executive Vice President, General Counsel and Secretary; and Mr. Scott Stevens, Senior Vice President and Chief Commercial Officer, respectively. Potential payouts may range from 0% to 200% of such Targets. However, the Board, in its discretion, may modify the terms of a bonus award or the actual payment of awards at any time.

Form of Performance-Based Phantom Unit Agreement

On December 2, 2014, the Board also approved a new form award agreement (a “Form”) to grant performance-based phantom units under the Northern Tier Energy LP 2012 Long Term Incentive Plan (the “Plan”) to certain employees and executive officers of the General Partner and its subsidiaries. The Board has previously approved other form award agreements under the Plan to grant phantom units and restricted units, and in the future the Company may choose to grant phantom unit awards or any other type of award permitted under the Plan under any form award agreement that is consistent with the terms of the Plan. The description of the Form below is qualified in its entirety by reference to the full text of the Form, a copy of which is filed as Exhibit 10.2 to this report and incorporated herein by reference.

A phantom unit is a notional award granted under the Plan that provides the award holder with the right to receive either a Partnership common unit or the cash value of a Partnership common unit (or a combination of both Partnership common units and cash) at the end of a specified time-based restricted period. The Form imposes additional performance criteria on the phantom units granted, which would allow the award holder to receive from 0% to 200% of the target phantom unit awards originally granted, based on the Partnership’s performance under such performance criteria compared to a peer group, both of which shall be selected by the Committee and, for the General Partner’s executive officers, the Board. The Committee or the Board, as applicable, may determine the target number of phantom units, the performance period, the performance goals, the time-based vesting schedule and any forfeiture provisions associated with each award at the time of grant of a phantom unit under the Plan. If an award holder incurs a death or disability before the award is vested, or the holder is terminated without cause or voluntarily resigns for good reason within a period following a change in control (each term as defined in the Form), this Form provides that all restrictions will lapse and the award holder or his beneficiary will receive the full settlement of the target award. The Form provides that other terminations of service prior to the vesting of the award will result in the forfeiture of the award unless modified by the Committee or the Board, as applicable.

ITEM 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Northern Tier 2015 Performance Bonus Program

10.2	Form of Performance-Based Phantom Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: December 8, 2014	By:	/s/ David Bonczek
David Bonczek
Executive Vice President and Chief Financial Officer